Exhibit 5

July 12, 2004

Board of Directors

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Re:	Stock Purchase Warrants
Registration Statement on Form S-8

Dear Board Members:

We have acted as special counsel to IBERIABANK Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 29,100 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company which may be issued upon the exercise of Stock Purchase Warrants previously awarded by Alliance Bank of Baton Rouge (“Alliance Bank”) and assumed by the Company upon its acquisition of Alliance Bank on February 29, 2004 (the “Warrants”), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the Warrants, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to reference to our firm included under the caption “Legal Opinion” in the Prospectus which is part of the Registration Statement.

Very truly yours,

/s/ Cozen O’Connor
COZEN O’CONNOR